Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-120554), Form S-4 (No. 333-113891) and Form S-3 (No. 333-124227 and 333-128623) and the related Prospectuses of Aames Investment Corporation of our reports dated March 14, 2006 with respect to the consolidated financial statements of Aames Investment Corporation, Aames Investment Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aames Investment Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 27, 2006